EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

NEOTERIC COSMETICS, INC.,

as the Buyer

and

ULTIMARK PRODUCTS, INC.,

as the Seller

Dated as of June 30, 2016

Note: The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2016, is by and between Neoteric Cosmetics, Inc., a Colorado corporation (“Buyer”), and Ultimark Products, Inc., a Delaware corporation (“Seller”).

RECITAL

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged by the parties, and in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I.

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.1:

“Accounts Payable” means (a) as it relates to Seller, all accounts and notes payable to any Person by Seller that accrued prior to the Closing Date, and (b) as it relates to Buyer, all accounts and notes payable to any Person by Buyer that accrued on or after the Closing Date.

“Accounts Receivable” means (a) as it relates to Seller (i) any rights to payment from customers relating to the Purchased Assets prior to the Closing Date representing amounts receivable in respect of goods shipped or Products sold or services rendered to such customers prior to the Closing Date and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing, and (b) as it relates to Buyer (i) any rights to payment from customers relating to the Purchased Assets on or after the Closing Date representing amounts receivable in respect of goods shipped or Products sold or services rendered to such customers on or after the Closing Date and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning assigned to it in the Preamble of this Agreement.

“Allocation Statement” has the meaning set forth in Section 3.4.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Intellectual Property Assignments and the License Agreement.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in form and substance satisfactory to the parties thereto.

“Basket Amount” has the meaning set forth in Section 9.4(a).

“Bill of Sale” means a bill of sale in form and substance satisfactory to the parties thereto.

“Brands” means, collectively, the Prell, Denorex and Zincon brands.

“Business Day” means any day of the year on which national banking institutions in the State of Colorado are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning assigned to it in the Preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Cap” has the meaning set forth in Section 9.4(b).

“CGMP” means the Current Good Manufacturing Practice in Manufacturing, Processing, Packing, or Holding of Drugs, and the Current Good Manufacturing Practice for Finished Pharmaceuticals regulations (21 C.F.R. Parts 210 and 211, respectively).

“Claim” means any demand, claim, suit, cause of action or chose in action, right of recovery, right of set-off, counterclaim, defense, or other right to legal, equitable, administrative, or arbitral remedy of any kind.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 3.9.

“Closing Date” has the meaning set forth in Section 3.9.

“Closing Inventory Value” has the meaning set forth in Section 3.2(a).

“Closing Statement” has the meaning set forth in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all selling, advertising, promotional and marketing collateral, accounts, ad layouts, audio, copy, descriptions, digital or non-digital footage, photographs, pictures, recordings, scripts, digital or non-digital signage, video, website pages/mentions and other materials (in each case whether text, graphic, audiovisual, audio-only or visual-only).

“Competitive Business” has the meaning set forth in Section 6.5(a).

“Contract” means any contract, agreement, note, instrument, lease, license, purchase or customer order, commitment, arrangement, understanding, undertaking, or other commitment or obligation, whether written or oral.

“Contract Manufacturers” has the meaning set forth in Section 2.1(k).

“Coupons” has the meaning set forth in Section 2.4(g).

“Covered Party” and “Covered Parties” has the meaning set forth in Section 9.2(c).

“Damages” means all losses, Claims, damages, dues, penalties, fines, costs, amounts paid in settlement, Taxes, Liens, Liabilities, expenses, and fees, including reasonable legal costs, costs of experts and consultants, and reasonable attorney’s fees and expenses, but excluding direct, indirect, consequential, lost profits, lost opportunities, punitive, special, and exemplary damages and damages based upon any type of multiple or diminution in value, in each case other than any such damages actually paid to a Third Party in a Third Party Claim.

“Deductions” has the meaning set forth in Section 2.4(j).

“Default” has the meaning set forth in Section 4.11(k)(v).

“Disclosure Schedule” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 3.2(b).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, financial and accounting records, ledgers, journals, title policies, lists of past, present and/or prospective customer lists and records, supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, manufacturing instructions and documentation, and flow charts), research and development reports, production reports, standard operating policies and procedures, quality records, service and warranty records, equipment logs, operating guides and manuals, training materials, and working papers, marketing documentation (including sales brochures, flyers, pamphlets, and web pages), and other similar materials, in each case whether or not in electronic form.

“Environmental Condition” means the presence of any Hazardous Materials, including any pollution, contamination or Damage to natural resources or the environment, caused by or relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, Release or threatened Release of Hazardous Materials by Seller.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, property, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Noncompliance” means any violation of any Environmental Law.

“Escrow” has the meaning set forth in Section 3.8.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the escrow agreement in form and substance satisfactory to the parties thereto.

“Escrow Amount” means $350,000.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Export Approvals” has the meaning set forth in Section 4.21(b).

“FDA” means the U.S. Food and Drug Administration.

“FDA Law” means any Law in any way relating to food, drug and cosmetic safety and labeling, including CGMP and the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto, and all related guidance.

“Final Inventory Value” means Closing Inventory Value (a) as shown in the Closing Statement prepared pursuant to Section 3.2(a) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(b) or (b) if such a Dispute Notice is delivered, (i) as agreed to by Buyer and Seller pursuant to Section 3.2(c) or (ii) in the absence of such an agreement, as shown in the Independent Accountant’s report delivered pursuant to Section 3.2(c).

“Financial Reporting Package” means the profit and loss statements for each Brand as well as any additional revenue and other financial information included in the monthly and annual reporting packages provided by Seller to Buyer.

“Former Product” has the meaning set forth in Section 4.17(a).

“FTC” means the U.S. Federal Trade Commission.

“FTC Law” means any Law in any way relating to the safety, labeling, and advertising of consumer products, including the Federal Trade Commission Act (15 U.S.C. §§ 41-58), as it has been or may be amended and the regulations promulgated pursuant thereto, and all related guidance.

“Fundamental Reps” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the period specified.

“Governmental Entity” means any:  (a) government or governmental or regulatory body thereof, or political subdivision thereof, whether non-U.S., federal, state, local, municipal or provincial, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) or (b) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any substance, material or waste regulated by any Governmental Entity, including any substance, material or waste defined or classified as a “hazardous waste,” “hazardous material,” hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance,” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing materials, or asbestos-containing materials, urea formaldehyde or polychlorinated biphenyls.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accountant” means CliftonLarsonAllen or such other independent accounting firm of national reputation reasonably acceptable to both Buyer and Seller to resolve the remaining matters in dispute, and such firm shall be the Independent Accountant for all purposes of Section 3.2(c) and Section 8.2.

“Intellectual Property” means all forms of intellectual property rights and other proprietary rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all:  (a) patents and patent applications, including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models); (b) trademarks, service marks, brands, d/b/a names, certification marks, identifying symbols, logos, trade dress, trade names, fictitious names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”); (c) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrightable; (d) copyrights and works of authorship, whether or not copyrightable, published or unpublished; (e) mask works; (f) industrial designs; (g) trade secrets, know-how, formulae, formulations, recipes, batching procedures, algorithms, compositions, inventions (whether or not patentable), discoveries, improvements, technology, business, manufacturing, operational and technical information and data, databases, data compilations and collections, tools, tooling, methods, procedures, processes, designs, recordings, graphics, drawings, specifications, research and development, techniques, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (i) rights of publicity; (j) all other intellectual or industrial property and proprietary rights; (k) all registrations, issuances, applications and renewals for any of the foregoing; and (l) all copies and tangible embodiments of and improvements to the intellectual property set forth in (a) through (j) hereof.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, Platform Agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is related to the Brands, current or planned Products, or Former Products, to which Seller is a party, beneficiary or otherwise bound, and that are not terminated or expired.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and that is related to the Brands, current or planned Products, or Former Products, including the Seller Marks and any Intellectual Property Registrations included in the foregoing (but, for the avoidance of doubt, excluding (i) the “Ultimark” Trademark and (ii) the UPC codes owned by or attributable to Seller).

“Intellectual Property Assignments” means the Intellectual Property assignment agreements in form and substance satisfactory to the parties thereto.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means inventory of Products that is owned, used, held for use or intended to be used by Seller in connection with or otherwise related to the Brands, current and planned Products, and Former Products, including all raw and packing materials, all work-in-progress, finished goods, supplies, parts, UPCs, SKUs and similar items owned, used, held for use or intended to be used by Seller or by any Third Party on Seller’s behalf in connection with or otherwise related to the Brands, current and planned Products, and Former Products.

“Inventory Target” means $493,034.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” and “Seller’s Knowledge” means the actual knowledge, after due inquiry, of Lance Funston and/or Doug Haas.

“Law” means any non-U.S., federal, state, local, municipal or provincial law, constitution, statute, code, ordinance, rule, regulation, Order, treaty, common law, judgment, decree or other requirement or rule issued by any Governmental Entity, including Environmental Laws, FDA Laws and FTC Laws.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, hearing, investigation, inquiry, or proceeding of any kind.

“Liability” means any liability, obligation or commitment of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and all Claims, Damages, Liens, and indebtedness resulting from any of the foregoing.

“License Agreement” means a trademark license agreement in form and substance satisfactory to the parties thereto.

“Licensed Intellectual Property” means all Intellectual Property related to the Brands, current or planned Products, or Former Products, in which Seller holds any rights or interests granted from other Persons, including Seller’s Affiliates, pursuant to any Intellectual Property Agreement.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, hypothecation, license, lease, charge, option, right of first refusal, easement, covenant, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other direct or indirect restriction or limitation.

“Marketing Obligations” has the meaning set forth in Section 2.4(h).

“Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that has (or could reasonably be expected to have) a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of Seller related to the Brands or current or Former Products, (b) the value of the Purchased Assets, or (c) the ability of Seller to perform its obligations under this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby in a timely manner, including a prospective effect that would likely result from a current event or circumstance.

“Material Customer” has the meaning set forth in Section 4.16(a).

“Material Supplier” has the meaning set forth in Section 4.16(a).

“Media Accounts” has the meaning set forth in Section 4.11(i)(i).

“Mentar Trademark Application” has the meaning set forth in Section 6.10.

“Monthly Promotional Reports” means all reports provided by Seller to Buyer that include Product information related to any Coupons, Marketing Obligations and Deductions and any other related information, including all dates, customers, Brands, representatives, managers, event descriptions, scan amounts, forecast units, scan liabilities, event fees, slotting fees, markdowns and any other fees, including total fees.

“Nonassignable Assets” has the meaning set forth in Section 2.5.

“Order” means any order, injunction, judgment, settlement, decree, ruling, writ, assessment or arbitration award of any Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, board resolutions, and other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Permit” means any pending or finalized approval, application, registration, notification, authorization, consent, license, permit, franchise, variance, certificate and similar rights obtained from any Governmental Entity.

“Permitted Liens” means Liens for Taxes and assessments that are not yet due and payable as of the Closing (or if delinquent, that are being contested in good faith by Seller in appropriate Proceedings).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Information” means (a) information and data concerning an identified or identifiable natural person (including any information specifically defined or identified in any of Seller’s Privacy Policies as “personal information,” “personally identifiable information,” “personal identification information” or with a similar designation), including any information from which identification or contact information of an individual person is directly derived, including address, phone number, fax number, email address, internet account credentials and credit card information, in each case in paper, electronic or any other form; and (b) any data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Platform Agreements” has the meaning set forth in Section 4.11(i)(ii).

“Pre-Closing Deductions” has the meaning set forth in Section 3.6.

“Products” means all Prell, Denorex and Zincon brands of products set forth on Schedule 1.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Equipment” has the meaning set forth in Section 2.1(k).

“Purchased Inventory” has the meaning set forth in Section 2.1(a).

“Purchased IP Contracts” has the meaning set forth in Section 2.1(c).

“Recipients” has the meaning set forth in Section 6.3.

“Record Owner Jurisdictions” means Bahamas, Barbados, Bermuda, Canada, China (People’s Republic), Curacao, Dominican Republic, Ecuador, Guatemala, Jamaica, Japan, Mexico, Netherlands Antilles, New Zealand, Nicaragua, South Africa, St. Maarten, and Trinidad and Tobago.

“Release” means any release, spill, emission, overflow, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, escaping, leaching, seepage, infiltration or migration into or from the indoor or outdoor environment, including ambient, surface, or subsurface environments, whether intentional or accidental, authorized or unauthorized.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives and agents of a Person.

“Returns” has the meaning set forth in Section 2.4(h).

“Sales Database” means all information provided by Seller to Buyer related to Seller’s historic sales and invoice prices of the Products, including sales and invoice prices by Brand, sales and invoice prices by Product, sales and invoice prices by customer for the relevant month and for the year-to-date as of such month, the distribution grid, sales of cases by month, and the invoice register.

“Seller” has the meaning assigned to it in the Preamble of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).

“Seller Corporate Records” means, collectively, Seller’s corporate books and records of internal corporate proceedings, Tax Returns and Tax records, work papers and books and records that Seller is required by Law to retain and that do not relate to the Brands, current or planned Products, or Former Products.

“Seller Marks” means the Trademarks “Prell,” “Denorex” and “Zincon” and any other Trademarks otherwise related to the Brands, current or planned Products, or Former Products that are owned by Seller (but, for the avoidance of doubt, excluding the “Ultimark” Trademark).

“Straddle Period” has the meaning set forth in Section 8.2(b).

“Straddle Period Return” has the meaning set forth in Section 8.2(b).

“Tax” or “Taxes” means any non-U.S., federal, state, local, municipal or provincial income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, severance, customs duties, capital stock, franchise, profits, capital gains, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, or other similar tax, including any interest, penalty, or addition thereto, whether disputed or not, and including any Liability for any of the foregoing taxes or other items arising as a transferee, successor, by Contract, or otherwise, for which such Person may be liable.

“Tax Claim” has the meaning set forth in Section 8.2(e)(i).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, Claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, or any of its Affiliates.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration or collection of any Tax.

“Territory” has the meaning set forth in Section 6.5(a).

“Third Party” means any Person (or group of Persons) other than any party to this Agreement or one of their respective Affiliates.

“Toll-Free Telephone Numbers” means any and all telephone numbers that are billed for arriving calls instead of incurring charges to the originating telephone subscribers that are used in connection with the manufacture and sale of current and planned Products and Former Products, including any and all 1-800 numbers on the packaging of current and planned Products or Former Products.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Pricing Information” means all information provided by Seller to Buyer pertaining to purchase orders related to the Brands, current and planned Products, and Former Products. As to purchase orders, such information includes the respective vendors, product lines, item numbers, order identification numbers, status of the orders, date of the orders, relevant warehouses, units of measurement, prices per unit of measurement, quantities, total prices for the purchase orders and transfer pricing, including price per case, units per case and price per unit.

“Transfer Taxes” has the meaning set forth in Section 8.1.

“Unsaleables” has the meaning set forth in Section 2.4(h).

“Wire Reports” means the wire reports provided by Emerson Healthcare LLC related to the Brands, current and planned Products, and Former Products.

1.2 Other Definitional and Interpretive Matters.  In this Agreement, unless the context otherwise requires, references:  (a) to the recitals, articles, sections, or schedules are to a Recital, Article or Section of, or Schedule to, this Agreement; (b) to any agreement (including this Agreement), Contract, or Law are to the agreement, Contract, or Law as amended, modified, supplemented or replaced from time to time, and to any section of any Law are to any successor to the section; (c) to any Governmental Entity include any successor to that Governmental Entity; and (d) to this Agreement are to this Agreement and schedules to it, taken as a whole.  The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders.  The terms “dollars” and “$” shall mean dollars of the United States of America.

Article II.

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer, in reliance on the representations, warranties and covenants of Seller contained herein, hereby agrees to purchase, acquire and accept from Seller, free and clear of any Liens other than the Permitted Liens, all of Seller’s right, title and interest in and to each of the following, but expressly excluding the Excluded Assets (the “Purchased Assets”):

(a) all Inventory (including any Inventory paid for but not yet delivered to or received by a Third Party on behalf of Seller and Inventory held by any Third Party), including the inventory set forth on Schedule 2.1(a) (the “Purchased Inventory”);

(b) all Intellectual Property Assets, including the Intellectual Property set forth on Schedule 2.1(b)  or required to be listed on Schedule 4.11(a);

(c) all Intellectual Property Agreements and all rights thereunder, including the Intellectual Property Agreements set forth on Schedule 2.1(c) (collectively, the “Purchased IP Contracts”);

(d) all Collateral related to the Brands, current or planned Products, or Former Products, including all Collateral set forth on Schedule 2.1(d);

(e) all books, records, ledgers and files or other similar information of Seller (in any form or medium) related to, used or held for use in connection with the Brands, current or planned Products, or Former Products, including all customer lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records, litigation files, Permits and any documentation related thereto, any documentation related to current or planned Products or Former Products within the Brands and any documentation involving Governmental Entities (but excluding Seller Corporate Records), in each case whether or not physically located on any of the physical premises of Seller;

(f) all Permits and all rights and incidents of interest therein related to the Brands, current or planned Products, or Former Products, including the permits set forth on Schedule 2.1(f);

(g) all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of Seller arising from or related to the Brands, current or planned Products, or Former Products;

(h) all Claims against any Person arising from or related to the Brands, current or planned Products, or Former Products, whether accruing before, on or after the Closing Date, including:  (i) all rights under any Purchased IP Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods or services thereunder, to assert Claims and to take other rightful actions in respect of Defaults thereof; (ii) all rights under or in respect of any Intellectual Property Assets, including all rights to and Claims for Damages, restitution and injunctive relief for past, present and future infringement, dilution, misappropriation, unlawful imitation, misuse or Default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such Damages, all rights of priority and protection of interests therein under the

Laws of any jurisdiction; and all rights to receive all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing and (iii) all rights (including rights to proceeds) under all guarantees, warranties and indemnities arising from or related to the Brands, current or planned Products, or Former Products, whether known or unknown, contingent or non-contingent;

(i) all goodwill and other intangible assets associated with the Brands, current or planned Products, or Former Products,  including the goodwill and going concern value arising from or related to the Brands, current or planned Products, or Former Products;

(j) all Products ordered by Seller prior to the Closing Date but not paid for and not yet received by Seller prior to the Closing Date under the purchase orders set forth on Schedule 4.11(k)(i) (collectively, the “Open Purchase Orders”);

(k) all parts, materials, molds, patterns, tools, tooling and all other tangible personal property owned or leased by Seller and used, held for use or intended for use in connection with the Brands or current or planned Products or Former Products, including such items set forth on Schedule 2.1(k) (the “Purchased Equipment”), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other Documents relating thereto in the possession or control of Seller or any of its contract manufacturers (“Contract Manufacturers”) as of the date of this Agreement; and

(l) all assets set forth on Schedule 2.1(l).

2.2 Excluded Assets.  Notwithstanding anything contained in Section 2.1 to the contrary, Seller shall not sell, and Buyer shall not purchase, any of the following assets of Seller, all of which shall be retained by Seller (collectively, the “Excluded Assets”):

(a) all of Seller’s cash and cash equivalents;

(b) all of Seller’s Accounts Receivable;

(c) all assets used in connection with the Porcelana line of business of Seller;

(d) all of Seller’s insurance policies;

(e) all employee Contracts, benefit plans or any other employee or employee benefit matters;

(f) all rights of Seller under this Agreement and the Ancillary Agreements;

(g) Seller’s Corporate Records;

(h) any interest in or right to any refund of Taxes for, or applicable to, any taxable period (or portion thereof) ending prior to the Closing Date;

(i) the Contracts listed on Schedule 2.2(i) (the “Excluded Contracts”); and

(j) any other assets not expressly included in the Purchased Assets set forth in Section 2.1.

2.3 Assumed Liabilities.  Except for all Liabilities of Buyer related to (a) the Open Purchase Orders and (b) the Purchased IP Contracts arising on or after the Closing Date (the “Assumed Liabilities”), Buyer shall not assume any liabilities or obligations of Seller related to the Purchased Assets or otherwise in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement.

2.4 Excluded Liabilities.  Except for the Assumed Liabilities but without otherwise limiting the terms of Section 2.3, Buyer shall not assume or become liable for and shall not be obligated to pay or satisfy any Liabilities of Seller whatsoever, contingent or otherwise, including the following (the “Excluded Liabilities”):

(a) all Liabilities of Seller whether or not related to the Purchased Assets;

(b) all accounts payable of Seller in respect of any services performed for or products purchased by Seller prior to the Closing Date;

(c) all Liabilities of Seller for fees and expenses incurred or arising in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(d) except as provided for in Section 8.1, all Liabilities for Taxes of Seller for any taxable period (or portion thereof) prior to the Closing Date, including any Taxes arising as a result of Seller’s operation of its business related to the Purchased Assets or Seller’s ownership of the Purchased Assets prior to the Closing Date;

(e) all Claims arising out of, relating to or otherwise in respect of:  (i) the ownership of the Purchased Assets and the operation of Seller’s business related to the Purchased Assets to the extent any such Claim relates to such ownership or operation prior to the Closing Date; or (ii) any Excluded Asset;

(f) all Liabilities that constitute product liabilities or recall liabilities arising from the Purchased Assets or operation of Seller’s business related to the Purchased Assets prior to the Closing Date;

(g) all Liabilities for all coupons and rebates implemented by Seller relating to Inventory and Products issued prior to the Closing Date (“Coupons”);

(h) all Liabilities for advertising, media commitments, trade promotions, including co-op, price features, displays, slotting fees and other merchandising of the Products, trade allowances, trade discounts and other marketing related obligations or offers that occurred prior to the Closing Date (collectively, “Marketing Obligations”);

(i) all refund and replacement obligations relating to Inventory and Products shipped prior to the Closing Date and returned on or after the Closing Date (“Returns”) and for any expired Inventory and Products or other retail unsaleables shipped prior to the Closing Date (collectively, “Unsaleables”);

(j) all Liabilities for customer deductions (which shall not include Liabilities for Coupons, Marketing Obligations, Returns or Unsaleables, which are addressed in paragraphs (g), (h) and (i) of this Section 2.4) attributable to invoices with respect to Inventory and Products shipped prior to the Closing Date (collectively, “Deductions”);

(k) any Liabilities arising out of or in connection with (i) any product or service warranties or guarantees given by Seller in connection with or (ii) Claims for personal injuries, property damage or losses that involve, in each case, any product sold, delivered or otherwise disposed of, or any service performed or delivered, by Seller prior to the Closing Date, or with respect to any products that are Excluded Assets, at any time;

(l) any Liabilities of Seller arising from any breach, violation or late performance by Seller of the terms and provisions of any Contract, including with respect to delayed delivery, shortages of Products, and any fines and/or charges related to the delivery of Products;

(m) any Liabilities arising from or relating to a breach or violation prior to the Closing by Seller of any Law applicable to the ownership or use of the Purchased Assets by Seller or to the operation of Seller’s business related to the Purchased Asset;

(n) any brokers’ or finders’ fees or similar fees or expenses relating to this Agreement or any of the transactions contemplated hereby;

(o) all Liabilities related to any Contracts entered into by Seller prior to the Closing Date not specifically assumed by Buyer herein, including the Excluded Contracts;

(p) except as otherwise expressly provided in this Agreement, any Liabilities of any Affiliates of Seller (whether or not similar to any of the categories of Liabilities of Seller described above); and

(q) all liabilities otherwise excluded under the terms of this Agreement.

2.5 Consent or Waiver of Third Parties.  Nothing in this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to sell, assign, transfer or deliver any Purchased Asset, which by its terms or by Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a Third Party or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with Buyer to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Buyer all of the Purchased Assets; provided, however, that nothing contained in this Section 2.5 shall require Seller or any of its Affiliates to pay any consideration, offer or grant any accommodation or other benefit, release any claim or right, or subject itself to any Liability to obtain such consents and waivers and to resolve such impediments.  To the extent permitted by applicable Law, if any such consents or waivers cannot be obtained prior to the Closing

Date, Seller shall continue at Seller’s expense to use its commercially reasonable efforts to obtain the relevant consents or waivers until such consents and waivers are obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide Buyer the interests of Seller in the benefits under any such Nonassignable Assets, including performance by Seller, if economically feasible, as agent.  Nothing in this Section 2.5 shall affect Buyer’s right to be indemnified pursuant to the terms of this Agreement or to be entitled to any other rights under this Agreement if any consent or waiver as described herein is not obtained prior to the Closing Date.

2.6 Former Products.  Seller hereby acknowledges and agrees that it will give Buyer, at no cost to Buyer (other than as set forth in Section 2.6(c)), any and all existing inventory of Former Products from each warehouse or other facility of Seller or its subcontractors where such Former Products are located. Buyer hereby acknowledges and agrees that Buyer (a) is picking up the Former Products in situ, (b) shall be responsible for moving or relocating (or arranging for the movement or relocation of) such Former Products from each warehouse or other facility of Seller or its subcontractors where such Former Products are located, and (c) shall bear all costs, expenses and risk of loss in connection with Section 2.6(a) and Section 2.6(b).

2.7 Delivery of Purchased Assets.

(a) Buyer hereby acknowledges and agrees that it (i) is purchasing the Purchased Inventory in situ, (ii) shall be responsible for moving or relocating (or arranging for the movement or relocation of) the Purchased Inventory from each warehouse or other facility of Seller or its subcontractors where such Purchased Inventory is located, and (iii) shall bear all costs, expenses and risk of loss in connection with the foregoing.

(b) Seller hereby acknowledges and agrees that (i) at Closing or as soon as reasonably practicable after Closing (and in any event within 30 days after Closing), it shall deliver to Buyer the Purchased Assets, other than (A) the Purchased Inventory as set forth in Section 2.7(a) and (B) the Personal Information as set forth in Section 2.7(c), and (ii) it shall bear all costs, expenses and risk of loss in connection with the foregoing.

(c) On the date that is 35 days following the Closing Date, Seller shall transfer to Buyer all Personal Information held or used by Seller relating to the Seller’s customers; however, the Personal Information shall not include any Personal Information about Seller’s customers who have opted-out of having their Personal Information transferred to Buyer.  Seller’s customers may opt-out of such transfer at any time until 30 days after Closing, and Seller must withhold such Personal Information from transfer to Buyer in accordance with this Section 2.7(c).

(d) Seller hereby acknowledges and agrees that at Closing or as soon as reasonably practicable after Closing (and in any event within 30 days after Closing), it shall provide updated financial information required to be set forth on Schedules 4.4(a), 4.4(b), 4.4(c), and 4.4(d) for the period commencing April 30, 2016 and ending on the Closing Date.

Article III.

PURCHASE PRICE

3.1 Consideration.  The aggregate consideration to be paid by Buyer for the Purchased Assets shall be (a) $9,093,034 (the “Purchase Price”), plus or minus, as applicable, (b) the adjustment made pursuant to Section 3.2(e), if any.

3.2 Purchase Price Adjustment.

(a) As promptly as practicable, but no later than 30 calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller the closing statement (the “Closing Statement”).  The Closing Statement shall present Buyer’s good faith calculation of the value of the Purchased Inventory as of the close of business on the Closing Date (“Closing Inventory Value”) and shall be calculated in accordance with GAAP, the past practices of Seller, and the accounting protocol used by Seller to prepare the Inventory workpaper as set forth on Schedule 3.2(a), which includes agreed-upon Purchased Inventory unit costs and the value of the Purchased Inventory in accordance with this Section 3.2.

(b) Within 30 calendar days of Seller’s receipt of the Closing Statement, Seller may deliver a written notice of disagreement (a “Dispute Notice”) to Buyer setting forth Seller’s good faith calculation of the Closing Inventory Value.  If Seller does not deliver a Dispute Notice to Buyer within such 30 calendar day period, then the

Closing Inventory Value set forth in the Closing Statement shall be deemed final, conclusive and binding on the parties in all respects.  Any such Dispute Notice shall specify those items or amounts in the Closing Statement as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items, amounts and calculations contained in the Closing Statement delivered pursuant to Section 3.2(a) not objected to in such notice.

(c) If a Dispute Notice is duly delivered pursuant to Section 3.2(b), Buyer and Seller shall, during the ten Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Inventory Value.  If the parties so resolve all disputes, the Closing Inventory Value, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, Buyer and Seller are unable to reach an agreement, they shall promptly thereafter cause the Independent Accountant to review the disputed items or amounts for the purpose of resolving each disputed item and calculating Closing Inventory Value (it being understood that in making such calculation, the Independent Accountant shall be functioning as an arbitrator and not as an accountant).  In resolving such disputed items and making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and the Dispute Notice and the actual quantities of the Purchased Inventory, if necessary.  In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accountant shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than 30 calendar days from the date of engagement of the Independent Accountant) a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller with no right to appeal the decision of the Independent Accountant and which shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be in writing and signed by the Independent Accountant and made in accordance with this Agreement.  Buyer and Seller agree to execute, if requested by the Independent Accountant, a reasonable engagement letter in customary form.  The fees, costs and expenses of the Independent Accountant’s review and report shall be borne by the party whose aggregate estimate of the disputed amounts differs most greatly from the determination of the Independent Accountant.

(d) Buyer and Seller shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Inventory Value and in the conduct of the review referred to in Section 3.2(c), including the making available to the extent necessary of books, records, work papers and personnel.

(e) If the Final Inventory Value is less than the Inventory Target, Seller shall pay to Buyer, in the manner set forth in Section 3.2(f), the amount of the shortfall.  If the Final Inventory Value is more than the Inventory Target, Buyer shall pay to Seller, in the manner set forth in Section 3.2(f), the amount of the excess.  If the Final Inventory Value is equal to the Inventory Target, there shall be no adjustment to the Purchase Price.

(f) Any payment pursuant to Section 3.2(e) shall be made within five Business Days after the Final Inventory Value has been determined by wire transfer by Buyer or Seller, as the case may be, of immediately available funds to an account of such other party as may be designated in writing by such other party; provided, however, if Seller owes Buyer any amount pursuant to Section 3.2(e),  Buyer may, but shall not be required to, cause the Escrow Agent to pay to Buyer any such amount from the Escrow Amount.

3.3 Distribution of the Purchase Price.  At the Closing:

(a) Buyer shall deliver by wire transfer of immediately available funds to Seller the Purchase Price minus the Escrow Amount; and

(b) subject to the terms herein, Buyer shall deposit with the Escrow Agent the Escrow Amount in accordance with the terms of the Escrow Agreement.

3.4 Purchase Price Allocation.  The Purchase Price (which shall include the Assumed Liabilities) shall be allocated among the Purchased Assets and the covenants contained in Section 6.5.  Buyer shall prepare an allocation (“Allocation Statement”) of the Purchase Price among the Purchased Assets and the covenants contained in Section 6.5 in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate).  Buyer shall deliver the Allocation Statement to Seller no later than 30 calendar days following the Closing.  Seller shall notify Buyer of any objections to the Allocation Statement within 15 calendar days after Seller receives the Allocation Statement.  If Seller does not notify Buyer of any objections to the Allocation Statement within such 15 calendar day period, the

Allocation Statement shall be construed as final.  If Seller notifies Buyer of an objection to the Allocation Statement by the end of such 15 calendar day period, and Seller and Buyer are unable to resolve their differences within 15 calendar days thereafter, then the disputed items on the Allocation Statement shall be submitted to the Independent Accountant for resolution, with the fees and expenses of the Independent Accountant paid one-half by Buyer and one-half by Seller, and the Independent Accountant shall be instructed to deliver a finalized Allocation Statement as soon as possible.  All Tax Returns of Seller and Buyer shall be filed consistently with the information set forth on the Allocation Statement unless otherwise required by applicable Law.  Seller and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the information on the Allocation Statement.  Seller and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local Taxing Authority).  Seller and Buyer shall not take any position on a Tax Return, Tax proceeding or audit that is inconsistent with any information set forth on the Allocation Statement except to the extent required otherwise by applicable Law; provided, however, that (a) Buyer’s cost for the Purchased Assets and the covenants contained in Section 6.5 may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (b) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

3.5 Accounts Receivable Post-Closing.  Any checks or any other amounts in cash received by Buyer after the Closing in respect of any of Seller’s Accounts Receivable shall be held in trust by Buyer for the benefit of Seller and shall be paid over to Seller promptly upon receipt by Buyer.  Buyer shall promptly send Seller copies of all Wire Reports, remittance advices and checks related to payments received by Buyer with respect to such items.  Any checks or any other amounts in cash received by Seller on or after the Closing Date in respect of any of Buyer’s Accounts Receivable shall be held in trust by Seller for the benefit of Buyer and shall be paid over to Buyer promptly upon receipt by Seller.  Seller shall promptly send Buyer copies of all Wire Reports, remittance advices and checks related to payments received by Seller with respect to such items.  For a period of 180 calendar days following the Closing Date, each of Buyer and Seller shall make its employees and any other necessary Third Party reasonably available as requested by the other party in order to assist with the collection of Accounts Receivable.  After the expiration of such 180 calendar day period, each of Buyer and Seller shall be solely responsible for collecting, or for having a Third Party collect, its Accounts Receivable.

3.6 Pre-Closing Deductions.  Buyer shall promptly deliver to Seller a copy of any and all remittance advices, invoices, bills or Claims received by Buyer on or after the Closing Date related to Coupons, Marketing Obligations, Returns, Unsaleables, Deductions or other Liabilities (including Liabilities due to delayed delivery, shortage of Products and any fines and/or charges related to the delivery of Products) related to the Purchased Assets or the operation of Seller’s business related to the Purchased Assets prior to the Closing Date (collectively, “Pre-Closing Deductions”).  Seller shall promptly pay to Buyer any amounts paid by Buyer to any Third Party (including amounts set-off by such Third Party against payments owed to Buyer) with respect to such Pre-Closing Deductions; provided, however, that, if Seller does not pay such amounts within 10 Business Days of Seller’s receipt of such remittances, advices, invoices, bills or Claims, Buyer, at Buyer’s sole and absolute discretion, may elect to deduct any amounts related to such Pre-Closing Deductions from the Escrow Amount, to the extent available.

3.7 Accounts Payable Post-Closing.  Any invoices or bills received by Buyer on or after the Closing Date with respect to Seller’s Accounts Payable shall be delivered to Seller promptly upon receipt by Buyer, and Seller shall pay any such Accounts Payable to the appropriate Person.  Any invoices or bills received by Seller on or after the Closing Date with respect to Buyer’s Accounts Payable shall be delivered to Buyer promptly upon receipt by Seller.

3.8 Escrow. At the Closing, Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which Buyer shall deliver the Escrow Amount to the Escrow Agent, to be held in escrow (“Escrow”) as provided in this Agreement and the Escrow Agreement.  The Escrow Amount shall be used, in accordance with the terms of this Agreement and the Escrow Agreement, to pay indemnity obligations of Seller in accordance with Article IX, purchase price adjustments in accordance with Section 3.2(f) and Pre-Closing Deductions in accordance with Section 3.6.  Subject to the terms of this Agreement and the Escrow Agreement, on the 18 month anniversary of the Closing Date, the Escrow Amount (plus all earnings on such Escrow Amount, less the aggregate amounts released from Escrow through such date in respect of Seller’s indemnification obligations under Article IX, purchase price adjustments under Section 3.2(f) and Pre-Closing Deductions under Section 3.6, the amount of any such indemnification Claims, purchase price adjustments or Pre-Closing Deductions resolved but remaining unpaid as of such date and any amounts with respect to other indemnification Claims against Seller under Article IX, purchase price adjustments under Section 3.2(f) or Pre-Closing Deductions in accordance with Section 3.6 then pending) shall be released to Seller.  The amounts of any such indemnification obligations of Seller or Pre-Closing Deductions resolved but remaining unpaid shall be released in accordance with the terms of this Agreement and the Escrow Agreement, and the amounts of any such other indemnification Claims against Seller or any Pre-Closing Deductions then pending shall be released to Seller or Buyer in accordance with the terms of this Agreement and the Escrow Agreement.

3.9 The Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures and will be effective as of 5:00 PM Mountain Time on the date hereof or at such other time and date as the parties hereto agree in writing.  The date on which (including the effective time at which) the Closing takes place is referred to herein as the “Closing Date.”

Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered schedules included in a Disclosure Schedule (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof:

4.1 Organization; Foreign Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority required to own, lease and operate its properties and the Purchased Assets and to carry on its business related to the Purchased Assets as presently conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth on Schedule 4.1, which includes each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the business related to the Purchased Assets.

4.2 Authorization.  Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement, the Ancillary Agreements, and the other transaction documents contemplated hereby and thereby have been duly and validly authorized and no other proceedings on the part of Seller are necessary to authorize or consummate this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery hereof by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity.

4.3 No Conflicts; Consents.  Except as set forth on Schedule 4.3, the execution and delivery by Seller of, and the performance by Seller of its obligations under, this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of Seller’s Organizational Documents; (b) violate any Law applicable to Seller or the Purchased Assets; (c) violate, create a Default under, require any consent of or notice to any Third Party, or give to any Third Party any right of modification, acceleration or cancellation, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any Contract or Permit to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, affected or benefited; or (d) require any consent or approval of, registration or filing with, or notice to any Governmental Entity.

4.4 Financial Information.

(a) True, correct and complete copies of the Financial Reporting Packages for the period commencing January 1, 2016 and ending on April 30, 2016 and the fiscal years ended December 31, 2015, December 31, 2014, and December 31, 2013 are attached hereto as Schedule 4.4(a).  Each of the Financial Packages attached hereto as Schedule 4.4(a) (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the results of operations of Seller related to the Purchased Assets as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) True, correct and complete copies of the Sales Databases for the period commencing January 1, 2012 and ending on May 31, 2016 are attached hereto as Schedule 4.4(b).  Each of the Sales Databases attached hereto as Schedule 4.4(b) (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets and (ii) fairly present, in all material respects, the sales of Seller related to the Purchased Assets as at the respective dates thereof, for the respective periods indicated therein and by the categories set forth therein.

(c) A true, correct and complete copy of the Transfer Pricing Information for the period commencing January 1, 2013 and ending on April 30, 2016 is attached hereto as Schedule 4.4(c).  The Transfer Pricing Information attached hereto as Schedule 4.4(c) (i) is true, correct and complete in all material respects and has been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets and (ii) fairly presents, in all material respects, the purchase orders of Seller related to the Purchased Assets as at the respective dates thereof, for the respective periods indicated therein and by the categories set forth therein.

(d) True, correct and complete copies of the Monthly Promotional Reports for the period commencing January 1, 2013 and ending on April 30, 2016 are attached hereto as Schedule 4.4(d).  The Monthly Promotional Reports attached hereto as Schedule 4.4(d) (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets and (ii) fairly presents, in all material respects, the Coupons, and Deductions of Seller related to the Purchased Assets as at the respective date thereof, for the respective periods indicated therein and by the categories set forth therein.

4.5 No Undisclosed Liabilities.  Except as set forth on Schedule 4.5, Seller does not have any Liability of any nature arising out of, relating to or affecting the Purchased Assets, whether accrued, absolute, contingent or otherwise, known or unknown and whether or not required by GAAP to be reflected on a balance sheet of Seller.

4.6 Solvency.  Seller is not insolvent, will not be rendered insolvent or be forced to seek protection from creditors as a result of any of the transactions contemplated by this Agreement.  As used in this Section 4.6, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair market value of Seller’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller will (a) be able to pay its Liabilities as they become due in the usual course of its business, (b) not have unreasonably small capital with which to conduct its present or proposed business and (c) have assets (calculated at fair market value) that exceed its Liabilities.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities promptly in accordance with their terms.

4.7 Title to Purchased Assets.  Except as set forth on Schedule 4.7, Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Liens other than the Permitted Liens.  To Seller’s Knowledge, all of the Purchased Equipment is in good working order and repair, has been operated and maintained in the ordinary course of business of Seller and meets the requirements of customers of Seller with respect to the Purchased Assets.  To Seller’s Knowledge, none of the Purchased Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Seller has not deferred maintenance of any Purchased Equipment in contemplation of the transactions contemplated by this Agreement or otherwise.  On the Closing Date, Seller shall convey to Buyer good and valid title to or valid license or leasehold interest in all of the Purchased Assets, free and clear of all Liens of any nature other than the Permitted Liens.

4.8 Manufacture of Personal Property and Equipment. Schedule 4.8 sets forth (a) the Contracts entered into between Seller and the Third Parties that are engaged by Seller to manufacture Products and that own, lease, use or hold for use all parts, materials, molds, tools, tooling or any other tangible personal property owned, leased, used or held for use by a Third Party in connection with the manufacture of the Products and (b) to Seller’s Knowledge, all parts, materials, molds, tools, tooling or any other tangible personal property owned, leased, used or held for use by a Third Party that are used exclusively in connection with the manufacture of Products.

4.9 Absence of Certain Changes. Except as disclosed on Schedule 4.9, since September 30, 2015:

(a) Seller has owned and used the Purchased Assets and has conducted the business related to the Purchased Assets only in the ordinary course of business consistent with past practices;

(b) there has not been any event, change, development or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(c) there has not been any material damage, destruction or casualty loss (whether or not insured against) affecting any of the Purchased Assets; and

(d) there has not been any revocation or termination or material curtailment or reduction, or any written notice of any threatened revocation or termination or material curtailment or reduction, of any Permits that relate to Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets.

4.10 Taxes.

(a) Seller has timely filed all Tax Returns related to the Purchased Assets required to be filed by Seller.  All such Tax Returns were true, correct and complete in all material respects when filed or made and are still true, correct and complete in all material respects.  There are no pending audits with respect to such Tax Returns.  Seller has accrued on its books all Taxes accruing on or with respect to the Purchased Assets which are presently payable.  All Taxes which are due and payable by Seller have been paid in full.  To the extent required by applicable Law, all such amounts have been paid to the proper Governmental Entity.

(b) No Claim has ever been made by an authority in writing in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets.

(c) To Seller’s Knowledge, neither Seller nor any director, or officer (or employee responsible for Tax matters) of Seller expects any Taxing Authority to assess any additional Taxes with respect to the Purchased Assets for any period for which Tax Returns have been filed.

(d) There is no dispute or Claim concerning any Tax Liability with respect to the Purchased Assets either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which Seller or the directors, managers and officers (and employees responsible for Tax matters) of Seller has knowledge based upon personal contact with any agent of such Taxing Authority.

(e) Seller has not waived any statute of limitations in respect of Taxes related to the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Purchased Assets, in each case which has continuing effect.

(f) Seller (i) has not been a member of any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law and (ii) has no Liability for the Taxes of any Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

4.11 Intellectual Property.

(a) Intellectual Property Assets.  Schedule 4.11(a) contains a correct, current and complete list of all:  (i) Intellectual Property Registrations and specifying as to each, as applicable, the jurisdiction by or in which such Intellectual Property Registration has been issued or registered or in which an application for such issuance or registration has been filed and is pending; the application serial number; the application date; the registration or issuance number, if applicable; and the registration or issuance date, if applicable, and (ii) Intellectual Property Assets that are not registered but that are material to the operation of Seller’s business related to the Purchased Assets as currently conducted, formerly conducted or proposed to be conducted or are otherwise material to the

Brands, current or planned Products, or Former Products and including, in each case, a brief description of the Intellectual Property, and (iii) to the extent not already set forth on Schedule 4.11(a), all formulas, recipes, processes, and batching instructions to manufacture the current and planned Products and Former Products. All of the items set forth on Schedule 4.11(a) constitute Intellectual Property Assets.

(b) Registration Formalities.  Except as set forth on Schedule 4.11(b), all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are in good standing. Seller has provided Buyer with true and complete copies of all file histories, Documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations that are material and in Seller’s possession.

(c) Right to Use; Title.

(i) Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to Intellectual Property Assets, including the Intellectual Property Registrations and all formulas, recipes, processes, and batching instructions to manufacture the current and planned Products and Former Products.  Except as set forth on Schedule 4.11(c)(i), Seller is the record owner of all Intellectual Property Registrations contained in the Intellectual Property Assets and Seller has the valid right pursuant to a written agreement to use all other Intellectual Property used or held for use in or necessary for the conduct of Seller’s business related to the Purchased Assets as currently conducted, formerly conducted or proposed to be conducted or otherwise related to the Brands, the current or planned Products, or Former Products, in each case, free and clear of all Liens.

(ii) The Intellectual Property Assets and Licensed Intellectual Property constitute all of the Intellectual Property necessary to operate Seller’s business related to the Purchased Assets as presently conducted, formerly conducted or proposed to be conducted.  The Intellectual Property Assets include all of the Trademarks and Trade Secrets owned by Seller necessary for the continued conduct of the business related to the Purchased Assets after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the Trademarks and Trade Secrets owned by Seller necessary to conduct the business related to the Purchased Assets as currently conducted.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Seller’s business related to the Purchased Assets as currently conducted, formerly conducted, or proposed to be conducted or related to the Brands, current or planned Products, or Former Products.

(d) Employee and Consultant Agreements.  Except as set forth on Schedule 4.11(d) and without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee and independent contractor of Seller who is or was involved in the creation of any of the material Intellectual Property Assets related to the current or planned Products or Former Products, whereby such employees and independent contractors:  (A) enter into an enforceable Contract with Seller whereby such employee or contractor acknowledges that all Intellectual Property created by such employee or contractor in connection with his, her or its employment or engagement with Seller is a “work-made-for-hire,” as applicable, and assigns to Seller any ownership interest and right he, she or it may have in the Intellectual Property Assets; and (B) acknowledge Seller’s exclusive ownership of the Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such Contracts.

(e) Validity and Enforceability.  Seller’s rights in the Intellectual Property Registrations are, and, to Seller’s Knowledge, Seller’s rights in all other Intellectual Property Assets are, valid, subsisting and enforceable.  Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) Patent Claims.  To Seller’s Knowledge, there is no reason to believe that any Claims of any patent applications included in the Intellectual Property Assets or Licensed Intellectual Property will fail to receive the grant of a patent substantially in its current form or otherwise be altered or narrowed in scope.

(g) Non-Infringement.

(i) The conduct of Seller’s business related to the Purchased Assets as currently and formerly conducted and proposed to be conducted, and the products, processes and services of Seller’s business related to the

Purchased Assets, including the Intellectual Property Assets and Licensed Intellectual Property as currently or formerly owned, licensed or used by Seller, the current and planned Products and the Former Products, have not infringed, misappropriated, diluted or otherwise violated, and do not, infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.

(ii) To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.  Seller has taken reasonable steps to police the use of and enforce its rights in the Intellectual Property Assets.

(h) Intellectual Property Legal Proceedings and Orders.  There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license):  (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with Seller’s business related to the Purchased Assets or the Intellectual Property Assets; (B) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets or Licensed Intellectual Property; or (C) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets.  Seller is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(i) Social Media.

(i) Schedule 2.1(b) contains a correct, current and complete list of all social media accounts that are included in the Purchased Assets and are used by Seller in the conduct of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets (the “Media Accounts”). Seller has provided Buyer with all login identification, account IDs, user names, handles, passwords and other relational information associated with the Media Accounts used by Seller in the conduct of Seller’s business related to the Purchased Assets.

(ii) Seller has complied in all material respects with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites or services in the conduct of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets (collectively, “Platform Agreements”).

(iii) There are no Legal Proceedings, audits or investigations settled, pending or threatened alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation, any violation of publicity or privacy rights of any Person or any other violation by Seller in connection with its use of social media in the conduct of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets.

(j) Personal Information.  At all times during the operation of Seller’s business related to the Purchased Assets, Seller and, to Seller’s Knowledge, any Person acting on behalf of Seller, has provided accurate notice of its privacy practices on all of its websites included in the Purchased Assets.  No such notice has contained any material omissions of the Privacy Policies.  The current privacy policies for Seller’s websites listed on Schedule 2.1(b) are set forth on Schedule 4.11(j) (collectively, the “Privacy Policies”).  The Seller’s privacy practices related to Personal Information conform, and at all times during the operation of Seller’s business related to the Purchased Assets, have conformed, in all material respects to the Privacy Policies and to Seller’s contractual commitments.  To Seller’s Knowledge, Seller has complied in all material respects with all applicable Laws relating to (i) the privacy of users of the Seller’s websites, and (ii) the collection, use, storage and disclosure of any Personal Information.  Except as required to process a transaction, Seller has not disclosed, nor has any obligations to disclose, any Personal Information to any third party that would violate Seller’s obligations under the Privacy Policies.  Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Policies as they currently exist or, to Seller’s Knowledge, as they existed at any time during which any of the Personal Information was collected or obtained by Seller. Seller has established and implemented policies, programs and procedures that are commercially reasonable to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification disclosure or other misuse.

(k) Intellectual Property Agreements.

(i) Set forth on Schedule 4.11(k)(i) is a correct, current and complete schedule of all Intellectual Property Agreements, including the date, title and parties for each agreement (or, if such Intellectual Property

Agreement is unwritten, an accurate summary of its terms), and, with respect to any Intellectual Property Agreements pursuant to which Seller is the licensee or otherwise permitted to use a Third Party’s Intellectual Property, the Licensed Intellectual Property that relates to such Intellectual Property Agreements.  Each Intellectual Property Agreement is in full force and effect and is a valid and binding obligation on Seller, and, to the Knowledge of Seller, the other parties thereto, enforceable against Seller and the other parties thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity.  Seller has delivered to Buyer prior to the Closing Date accurate and complete copies of all Intellectual Property Agreements (or in the case of any oral agreements, a complete and accurate written description), including all modifications, amendments and supplements thereto and waivers thereunder.   The Intellectual Property Agreements constitute all of the Contracts that are required to operate Seller’s business related to the Purchased Assets as presently conducted, formerly conducted or proposed to be conducted and to own, use or hold for use the Purchased Assets.  Seller has not received notice of the termination of, or intent to terminate or otherwise fail to fully perform any Intellectual Property Agreement and otherwise has no reason to believe or not believe that the parties to any Intellectual Property Agreement shall not fulfill their obligations thereunder in all material respects.

(ii) Except as noted on Schedule 4.11(k)(i), none of the payments required under the Intellectual Property Agreements have been pre-billed or prepaid prior to the due date thereof, Seller is not in possession of any retainer or other prepayment which represents compensation for services not yet performed and there is not any Default in performance or payment by Seller, or to the Knowledge of Seller, any party thereto.

(iii) Except as noted on Schedule 4.11(k)(iii), Seller has not received any notice of dispute, and is not aware of any basis for any dispute, related to any Intellectual Property Agreement.

(iv) With respect to the Intellectual Property Agreements, Schedule 4.11(k)(i) lists which Intellectual Property Agreements, if any:  (A) are with Affiliates of Seller, (B) are with any Governmental Entity and (C) in which Seller has granted any exclusive rights.

(v) Seller is not, nor has Seller received any notice from any Third Party alleging that it is, or, to the Knowledge of Seller, no Third Party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through Seller’s inaction or, to the Knowledge of Seller, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Intellectual Property Agreement.

4.12 Litigation.

(a) Except as set forth on Schedule 4.12(a), there is no Claim or Legal Proceeding (i) in connection with Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets or Seller’s ownership or operation thereof; (ii) to restrain or prevent the consummation of the transactions contemplated hereby or (iii) that, to Seller’s Knowledge, might affect the right of Buyer to own and operate the business related to the Purchased Assets or otherwise own the Purchased Assets, nor, to Seller’s Knowledge, is there any basis for any of the foregoing.  Neither Seller nor any officer or employee of Seller has been permanently or temporarily enjoined by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets nor is Seller, or any officer or employee of Seller, under any investigation related to Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets by any Governmental Entity.

(b) There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets. Seller is in compliance with the terms of each Order set forth on Schedule 4.12(b). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

4.13 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.13(a), Seller is and has been for the past five years in compliance in all material respects with all Laws applicable to it in connection with the conduct or operation of Seller’s business related to the Purchased Assets and the ownership or use of the Purchased Assets.  Schedule 2.1(f) sets forth all Permits held by Seller with respect to the Purchased Assets.  The Permits listed on Schedule 2.1(f) constitute all Permits that are required in order for Seller to own, lease, use and operate the Purchased Assets and to carry on Seller’s business related to the Purchased Assets as currently conducted, and Seller has, maintains in full force and effect, and has been and is in full compliance with, all such Permits.  There is no basis for the revocation, lapse, suspension, limitation or withdrawal of any Permit, either as a consequence of the transactions contemplated hereby or otherwise.  All of the Permits are transferable to Buyer pursuant to their terms and applicable Law.  Seller is (i) a non-resident, (ii) not registered and (iii) not carrying on business in Canada for purposes of Part IX of the Excise Tax Act (Canada).

(b) Except as set forth on Schedule 4.13(b), none of the Products or Former Products have ever been subject to FDA Laws, FTC Laws, or similar Laws in any foreign jurisdiction.  Each Product and Former Product has been developed, manufactured, marketed, sold and distributed in compliance in all material respects with all Laws (including to the extent applicable, those relating to investigational use, pre-market clearance or marketing approval to market a Product, CGMP good manufacturing practices, labeling, advertising, record keeping, filing of reports and security).  Seller has not received any notice or other communication from the FDA, FTC, or any other Governmental Entity (i) contesting the uses of or the labeling and promotion of any Products or Former Products or (ii) otherwise alleging any violation applicable to any Product or Former Product of any Laws.

(c) Except as set forth on Schedule 4.13(c), no Product is under consideration by senior management of Seller for recall, withdrawal, suspension, seizure or discontinuance, nor has any Product or any Former Product been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by Seller in the United States or outside the United Sates (whether voluntarily or otherwise) in each case since January 1, 2011.

4.14 Environmental Matters.  There are no Claims pending or, to Seller’s Knowledge, threatened against Seller or any of the Purchased Assets or the business of Seller related to the Purchased Assets under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or Seller’s Release, use, disposal or arranging for disposal of any Hazardous Materials on any real property or facility currently or formerly owned, leased or used by Seller.  To Seller’s Knowledge, there are no Hazardous Materials that have been Released by Seller in violation of Environmental Laws or are being stored or are otherwise present on or under any real property or facility currently or formerly owned, leased or used by Seller in violation of Environmental Laws.  Any real property owned, leased or used by Seller, during the period it has been or was owned, leased or used by Seller, has been maintained in, and Seller is and has at all prior times otherwise been in, compliance in all material respects with all applicable Environmental Laws. Seller has not assumed, contractually or, to Seller’s Knowledge, by operation of Law, any liabilities or obligations under any Environmental Laws.  Seller complies with and has complied at all times with Environmental Laws with respect to the use, storage and disposal of Hazardous Materials in the performance of services to customers of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets.

4.15 Affiliate Transactions.

(a) Except as set forth on Schedule 4.15(a), there are no Contracts related to the Purchased Assets between Seller and (i) its stockholders, (ii) any present or former officer, director, or employee of Seller, (iii) any Affiliate of Seller or (iv) immediate family member or relative of the individuals described in Sections 4.15(a)(i) through 4.15(a)(iii).

(b) Schedule 4.15(b) sets forth a list of all Persons engaged in a business competing with the Purchased Assets or Seller’s business related to the Purchased Assets with which, to Seller’s Knowledge, any Affiliate of Seller has an equity interest, is employed as an employee or contractor, or otherwise has a Contract.

4.16 Major Suppliers and Customers.

(a) Set forth on Schedule 4.16(a) is a list of (i) all suppliers of Seller in connection with Seller’s operation of its business related to the Purchased Assets (each, a “Material Supplier”) and (ii) the 10 largest customers per Brand (including distributor and reseller customers) (each, a “Material Customer”), each for the most recent fiscal year and the period commencing January 1, 2016 and ending on April 30, 2016, and Schedule 4.16(a) sets forth for each Material Supplier and Material Customer the dollar amount attributable to such Material Supplier or such Material Customer for such fiscal year and the period commencing January 1, 2016 and ending on April 30, 2016.

(b) Except as set forth on Schedule 4.16(b), in the past 12 months, no Material Supplier or Material Customer (i) has stopped or materially decreased or (ii) has provided notice to Seller that it intends to stop or materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from (including the discontinuation of any Products or the reduction of the number of its stores selling any Products), or supplying materials, products or services to, Seller or a Third Party on behalf of Seller.  No termination, cancellation or limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) with any Material Supplier or Material Customer has occurred.  No Material Supplier or Material Customer has indicated that it shall, nor to the Knowledge of Seller does such Material Supplier or Material Customer intend to, (w) terminate its relationship with Seller or a Third Party related to the Products, (x) materially change the price or terms of its transactions related to the Products, (y) materially reduce the level of its purchases from or sales to Seller or a Third Party on behalf of Seller related to the Products or (z) discontinue any Products or reduce the number of stores selling any Product.

(c) The current suppliers and service providers of Seller provide sufficient materials and services for the operation of Seller’s business related to the Purchased Assets, and the Contracts governing such business relationships with such suppliers and service providers are set forth on Schedule 4.16(c).

4.17 Product Liability and Warranty.

(a) The Products that Seller is developing, manufacturing, having manufactured by a Person other than Seller, marketing, selling and distributing as of the Closing Date are listed on Schedule 1.1.  Any products that Seller (i) has ever previously developed, manufactured, marketed, sold or distributed in connection with the Purchased Assets, and (ii) no longer develops, manufactures, markets, sells or distributes (any such product, a “Former Product”) are listed on Schedule 4.17(a).  Each Product is and has been, and each Former Product was, in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any Liability (and, to Seller’s Knowledge, there is no basis for any present or future Claim or Legal Proceeding against Seller or Buyer on or after the Closing Date) or other Damages in connection therewith.  No Product or Former Product manufactured by or for, marketed, sold, delivered, or provided or distributed by Seller is subject to any guaranty, warranty or other indemnity beyond applicable Law and the applicable standard terms and conditions of sale.

(b) Except as set forth on Schedule 4.17(b), Seller does not have any Liability and there is no basis for any present or future Claim or Legal Proceeding against Seller or Buyer, giving rise to any Liability, arising out of any injury to any Person or property as a result of the ownership, possession or use of a Product or Former Product manufactured by or for, marketed, sold, delivered, or provided or distributed by Seller.

(c) Seller’s warranties exclude all warranties provided by Contract Manufacturers.  Seller passes back to the Contract Manufacturers all Products that are covered by that Contract Manufacturer warranty, and Seller has no Liability therefor.

4.18 Inventory.  Schedule 2.1(a) contains a complete and accurate list of all Purchased Inventory and a description thereof, including the UPCs and SKU numbers for each item of Purchased Inventory.  All such Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Purchased Inventory is owned by Seller free and clear of all Liens except for the Permitted Liens. The quantities of each item of Purchased Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

4.19 Brokers.  Other than KB Financial Advisory Partners, LLC (as successor-by-merger to Dana Holdings LLC), whose fees and commissions shall be paid solely by Seller, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Seller that might be entitled to any fee or commission from Seller, Buyer or any of their respective Affiliates upon consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.20 Foreign Corrupt Practices Act.  Neither Seller nor, to the Knowledge of Seller, any of its Affiliates, directors, officers, agents or employees, for or on behalf of Seller, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) knowingly made any other payments in violation of Law.

4.21 Export Controls.

(a) Seller has at all times conducted its export and related transactions in connection with the operation of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott Laws, including the Export Administration Regulations, and U.S. economic sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in other countries in which Seller conducts its business related to the Purchased Assets.  Without limiting the foregoing:

(b) Seller has obtained all material export licenses and other material consents, authorizations, waivers, approvals, and orders, and has made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Entity required in Seller’s conduct of its business related to the Purchased Assets or otherwise with respect to the Purchased Assets, and has met the requirements of any license exceptions or exemptions related to the operation of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets, as required in connection with (i) the export and re-export of Products and (ii) releases of technology, technical data or software to foreign nationals located in the United States and abroad (“Export Approvals”);

(c) Seller is in compliance in all material respects with the terms of all applicable Export Approvals with respect to Seller’s conduct of its business related to the Purchased Assets or otherwise related to the Purchased Assets;

(d) There are no pending or, to the Knowledge of Seller, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other Claims against Seller related to Seller’s conduct of its business related to the Purchased Assets or otherwise related to the Purchased Assets with respect to Export Approvals;

(e) There are no actions, conditions or circumstances pertaining to Seller’s export and related transactions that may give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other Claims;

(f) No Export Approvals for the transfer of export licenses related to Seller’s conduct of its business related to the Purchased Assets or otherwise related to the Purchased Assets to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost; and

(g) Schedule 4.21(g) sets forth the true, complete and accurate export control classification numbers applicable to the Products.

4.22 Reliance.  Seller hereby acknowledges that Buyer has entered into this transaction in express reliance upon the representations and warranties of Seller made in this Agreement.

4.23 No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Buyer and its Representatives or any information, documents or materials, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller’s business related to the Purchased Assets, or any representation or warranty arising from statute or otherwise in Law.

Article V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof:

5.1 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has all requisite corporate power and authority required to own, lease and operate its properties and to carry on its business as presently conducted.

5.2 Authorization.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly authorized, and no other proceedings on the part of Buyer are necessary to authorize or consummate this Agreement, the Ancillary Agreements to which it is a party, or the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery hereof by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity.

5.3 No Conflicts; Consents.  The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of Buyer’s Organizational Documents; (b) violate any Law applicable to Buyer; (c) violate, create a Default under, require any consent of or notice to any Third Party pursuant to any Contract to which Buyer is a party or by which Buyer may be bound, affected or benefited, in each case that would affect Buyer’s ability to complete the transactions contemplated by this Agreement; or (d) require any consent or approval of, registration or filing with, or notice to any Governmental Entity.

5.4 Legal Proceedings.  There are no Claims pending, or to the knowledge of Buyer, threatened, against Buyer seeking to prevent or to challenge the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement or any Ancillary Agreement.

5.5 Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of Seller and the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV (including the related portions of the Disclosure Schedule) and (b) neither Seller nor any other Person has made any representation or warranty as to Seller or the Purchased Assets or this Agreement, except as expressly set forth in Article IV (including the related portions of the Disclosure Schedule).

5.6 Brokers.  Other than Threadstone Advisors LLC, which has been retained as a financial advisor for Buyer, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer that might be entitled to any fee or commission from Seller, Buyer or any of their respective Affiliates upon consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Article VI.

COVENANTS

6.1 Preservation of Records.  Seller and Buyer agree that both of them shall preserve and keep the records held by them or their Affiliates relating to the Purchased Assets for a period of five years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any Legal Proceedings against Seller or Buyer or any of their respective Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby.  If Seller or Buyer wishes to destroy such records after that time, such party shall first give 90 calendar days’ prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 calendar day period, to take possession of the records within 180 calendar days after the date of such notice.

6.2 Public Announcements.  Neither party hereto shall issue any press release or make any public statement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby without the prior written consent of the other party hereto, except as may be required by applicable Law, including the rules of any applicable stock exchange.

6.3 Confidentiality.  Seller shall, and shall cause its Affiliates and Representatives (collectively with Seller, the “Recipients”) to, keep confidential any information relating to the Purchased Assets, this Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by a Recipient, (c) is or becomes available to a Recipient on a non-confidential basis from a source that to such Recipient’s knowledge is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to any other Person, or (d) may be disclosed pursuant to Section 6.2.  If a Recipient is required to disclose any such information in response to an Order or as otherwise required by Law, it shall inform Buyer in writing of such request or obligation as soon as reasonably possible after Recipient is informed of it and, if possible, before any information is disclosed, so that a protective Order or other appropriate remedy may be obtained by Buyer (at its sole cost and expense).  If such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.  The confidentiality restrictions set forth in this Section 6.3 shall expire on the fifth anniversary of the Closing Date.

6.4 Use of Names.  Buyer and its Affiliates shall have the sole right to the use of the Seller Marks, and Seller shall not, and shall not permit any Affiliate of Seller to, use such Seller Marks or any variation or simulation thereof.

6.5 Restrictive Covenants.

(a) For the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business in the United States and Canada (the “Territory”) that is directly competitive with the business of designing, manufacturing, distributing, marketing and/or selling the Products or the Brands (the “Competitive Business”); (ii) have an ownership interest in any Person that engages directly or indirectly in the Competitive Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of Seller in connection with the Purchased Assets (including any existing or former client or customer of Seller and any Person that becomes a client or customer of Buyer in connection with the Purchased Assets after the Closing), or any other Person who has a material business relationship with Seller in connection with the Purchased Assets, to terminate or modify any such actual or prospective relationship with Buyer in connection with the Purchased Assets. Notwithstanding the foregoing, (A) Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person and (B) the parties (1) acknowledge that Lance Funston, the CEO of Seller, is also a controlling stockholder and Chairman of the Board of Directors of CCA Industries, Inc. and (2) acknowledge and agree that CCA Industries, Inc. shall not at any time on or after the Closing Date be deemed to conduct a Competitive Business or otherwise be subject to the scope of the covenants set forth in this Section 6.5.

(b) Seller acknowledges that the covenants of Seller set forth in this Section 6.5 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 6.5 will result in irreparable injury to Buyer.  Seller acknowledges that in the event of such a breach, in addition to all other remedies available at Law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other Damages as may be appropriate.  Seller has independently consulted with its own counsel and after such consultation agrees that the covenants set forth in this Section 6.5 are reasonable and proper to protect the legitimate interest of Buyer.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.5 are unreasonable, it is the intention and the agreement of the parties hereto that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement, and specifically if any provision of this Section 6.5 is, for any reason, held to be invalid or unenforceable, the parties hereto agree that the court or arbitral panel making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.5 shall be enforceable as so modified.  In the event such court or arbitral panel does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.5 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof, if eliminated or limited, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated or limited, for the purposes of such proceeding, from this Agreement.

(d) Seller acknowledges that enforcement of the restrictive covenants in this Section 6.5 would not impose an undue financial, personal, or professional burden or hardship on Seller, and that enforcement of such restrictive covenants would not constitute a violation of public policy.

6.6 Title Updates.  Prior to the Closing Date, at Seller’s sole cost and expense, Seller shall make filings with the registries and other recording Governmental Entities in all Record Owner Jurisdictions (or, if Seller has not received confirmation of such filings from its foreign counsel in any Record Owner Jurisdiction prior to the Closing, then copies of the communications from Seller’s counsel to such foreign counsel instructing foreign counsel to make such filings on behalf of Seller; provided; however, that nothing in this parenthetical shall limit Seller’s obligations pursuant to this Section 6.6 and Seller will pay all expenses incurred in connection with making such filings) to update the chain of title of each Intellectual Property Registration in such Record Owner Jurisdictions such that, once such filings are recorded by such Governmental Entities, Seller shall be identified in the records of the applicable Governmental Entity as the current owner of record, without break in chain of title, of each such Intellectual Property Registration, free and clear of all Liens. Prior to the Closing Date, Seller shall deliver to Buyer complete and accurate copies of filings with the registries and other recording Governmental Entities (or, without limiting Seller’s obligations pursuant to the first sentence of this Section 6.6, if Seller has not received copies of such filings from its foreign counsel in any Record Owner Jurisdiction prior to the Closing, then copies of the communications from Seller’s counsel to foreign counsel instructing foreign counsel to make such filings on behalf of Seller and all related correspondence between Seller’s foreign counsel, Seller’s counsel and Seller) in all Record Owner Jurisdictions to update the chain of title of each Intellectual Property Registration in such Record Owner Jurisdictions. Prior to the Closing Date, Seller shall deliver to Buyer a list of names and contact information for foreign counsel.

6.7 Further Assurances.  Buyer and Seller shall, and shall cause their respective Affiliates to, (a) execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to (i) carry out the provisions hereof and (ii) give effect to the transactions contemplated by this Agreement and the Ancillary Agreements and (b) make available any financial statements and financial records and provide reasonable access to any personnel  (including, for the avoidance of doubt, Doug Haas, Brent Funston and Lance Funston) of any Third Party, including any accounting firm, involved with the preparation of such financial statements and financial records, as may be reasonably required in connection with any disclosures required to be made by a Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

6.8 Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales notification, bulk transfer notification or similar notification Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales notification, bulk transfer notification or similar notification Laws of any jurisdiction shall be treated as Excluded Liabilities.  Any transfer Taxes that may apply by reason of engaging in what is deemed a “bulk sale” itself are not waived, and the parties agree to pay any such Taxes in accordance with Section 8.1.

6.9 Domain Name Transfers.  Seller shall use its commercially reasonable efforts to have the domain name registrations www.denorexshampoo.com and www.denorex.net transferred to Buyer by December 31, 2016.

6.10 Prosecution of Mentar Trademark Application. Seller shall prosecute and use its commercially reasonably efforts to register U.S. Trademark Application Number 87062558 with the U.S. Patent and Trademark Office (the “Mentar Trademark Application”).  Seller agrees that, in the event that Seller specifically requests in writing that Buyer assist Seller in the prosecution or registration of the Mentar Trademark Application following the Closing, Seller will reimburse Buyer for any and all reasonable costs and expenses incurred by Buyer or Buyer’s counsel in connection therewith on or after the date that such written request is provided by Seller to Buyer.

Article VII.

CLOSING DELIVERIES

7.1 Deliveries by Seller.  At the Closing, Seller shall have delivered, or caused to be delivered, to Buyer the following;

(a) executed copies of all consents, waivers, approvals and authorizations that are listed on Schedule 4.3, in each case in form and substance reasonably satisfactory to Buyer;

(b) the name of the administrator, operator and owner of each of the following: (i) the Purchased IP Contracts, (ii) the Terms of Service, dated as of April 26, 2016 (as amended from time to time) by and between Seller and BigCommerce, Inc. and (iii) the Toll-Free Telephone Numbers, and such person’s email address and password, if applicable;

(c) all Permits that are listed on Schedule 2.1(f);

(d) a counterpart signature page, duly executed by Seller, to each of the following Ancillary Agreements:

(i) the Intellectual Property Assignments;

(ii) the Assignment and Assumption Agreement;

(iii) the Bill of Sale;

(iv) the Escrow Agreement; and

(v) the License Agreement;

(e) evidence of the release of all Liens relating to the Purchased Assets other than Permitted Liens, in form and substance reasonably satisfactory to Buyer; and

(f) such other customary instruments of transfer, assumption, filings or documents in a form and substance reasonably satisfactory to Buyer, as may be required to consummate the transactions contemplated hereby.

7.2 Deliveries by Buyer.  Buyer shall have delivered, or caused to be delivered, to Seller the following:

(a) a counterpart signature page, duly executed by Buyer, to each of the following Ancillary Agreements:

(i) the Intellectual Property Assignments;

(ii) the Assignment and Assumption Agreement;

(iii) the Bill of Sale;

(iv) the Escrow Agreement; and

(v) the License Agreement;

(b) such other customary instruments of transfer, assumption, filings or documents in a form and substance reasonably satisfactory to Seller, as may be required to consummate the transactions contemplated hereby.

Article VIII.

TAXES

8.1 Transfer Taxes.  Seller and Buyer shall each be responsible for 50%  of any and all sales, use, stamp, documentary, filing, recording, transfer, income, bulk sales, value added, goods and services, registration or similar Taxes as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  The parties shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain any sales Tax or other Tax exemptions applicable to the purchase and sale of the Purchased Assets or any other action contemplated hereby.  Buyer shall provide to Seller, and Seller shall accept, a signed and completed Streamlined Sales and Use Tax Agreement Certificate of Exemption (SSTGB Form F0003) claiming a sale for resale exemption from Indiana sales and use tax with respect to that portion of the Inventory that (a) is located within Indiana on the Closing Date and (b) will be resold by Buyer in the regular course of Buyer’s business in the same form as acquired, unless otherwise required by applicable Law.  The party responsible for filing any Tax Return with respect to Transfer Taxes shall, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation after a reasonable opportunity to review and approve such Tax Returns and other documentation before they are required to be filed.

8.2 Allocation of Taxes.

(a) Seller shall be liable for and shall pay to discharge when due (i) all Taxes relating directly or indirectly to the Purchased Assets that are attributable to any taxable period or portion thereof ending before the Closing Date.  Seller shall cause any applicable Tax Return required to be filed with respect to any Taxes described in this Section 8.2(a) to be prepared and duly and timely filed.

(b) With respect to Taxes relating directly or indirectly to the Purchased Assets that are attributable to a taxable period that begins before the Closing Date and ends on or after the Closing Date (a “Straddle Period”): in the case of Taxes imposed on a periodic basis, the portion of any such Tax that is attributable to the portion of the period ending before the Closing Date shall be considered to equal the amount of such Taxes for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period that ends on the Closing Date and the denominator of which is the number of days in the entire taxable period (provided, however, that if the Tax is based on a valuation that pertains to a Tax period other than that in which the Closing Date occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available, and Buyer and Seller shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same).  For purposes hereof, Taxes attributable to any period or portion thereof ending before the Closing Date shall include sales, use, value added, goods and services and similar Taxes imposed on sales or gross receipts that accrue or are received prior to the Closing Date, and Taxes attributable to the ownership of property during the period before the Closing Date.  All other Taxes shall be apportioned between Seller and Buyer on the assumption that the applicable Tax period ended on the Closing Date.  The party responsible under applicable Law for filing Tax Returns required to be filed with respect to any Taxes described in this Section 8.2(b) and not described in the immediately preceding sentence (the “Straddle Period Return”) shall cause such Tax Returns to be prepared and duly and timely filed.  Such Tax Returns shall be true, correct and accurate in all material respects.  For each Straddle Period Return, each of Buyer and Seller shall deliver to the other party, for its review and comment no less than 45 calendar days prior to the applicable filing deadline (taking into account applicable extensions), a copy of the draft return (with copies of any relevant schedules, work papers and other documentation then available).  At least 30 calendar days prior to the due date for the filing of such return (including extensions), each of Buyer and Seller shall notify the other party in writing of any objections to any items set forth on such returns, and the parties shall address these objections in accordance with Section 8.2(f).

(c) Except as otherwise set forth in this Agreement, to the extent any refunds or credits with respect to Taxes paid by either Buyer or Seller with respect to the Purchased Assets are attributable to taxable years or a portion thereof ending before the Closing Date, such refunds or credits, less either party’s reasonable expenses of obtaining such refunds or credits, shall belong to Seller.  Except as provided in the immediately preceding sentence, to the extent that any refunds or credits with respect to Taxes paid by either Buyer or Seller with respect to the Purchased Assets are attributable to taxable years or a portion thereof commencing on or after the Closing Date, such refunds or credits, less either party’s reasonable expenses of obtaining such refunds or credits, shall belong to Buyer.  Each of Buyer and Seller shall equitably apportion any refund or credit, net of expenses of obtaining such refunds or credits, with respect to Taxes for any Straddle Period in a manner consistent with the principles set forth in Section 8.2(b).  Each of Buyer and Seller shall forward to the other party or reimburse the other party for the amount of such refunds or credits belonging to the other party under this Section 8.2(c) within 30 calendar days after receipt thereof by either Buyer or Seller (as the case may be) (provided that for such purpose, a credit shall be deemed received on the due date for the Taxes it is actually applied against).

(d) Without the review and consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed), neither Buyer or Seller nor any of their respective Affiliates shall file or make a formal or informal Claim for refund or file any amended Tax Returns attributable to the Purchased Assets for any Straddle Period.

(e) Tax Claims.

(i) In case of any Claim, audit, investigation, court proceeding or other dispute with respect to any Tax matter that affects the Purchased Assets (a “Tax Claim”) that, if successful, might result in an indemnity payment under Article IX, Buyer shall notify Seller of such Claim no later than ten Business Days after written notice of such Tax Claim is received by Buyer; provided, however, that the failure to provide timely notice shall not affect Buyer’s right to indemnification hereunder except to the extent that Seller is actually prejudiced thereby.

(ii) With respect to any Tax Claim relating to (A) Taxes attributable to (1) the applicable Excluded Assets for any and all periods or (2) the Purchased Assets, in each case, for any and all periods ending before the Closing Date; or (B) any other Taxes for which Seller might be entirely liable, then Seller shall have the right (but not the duty) to control any resulting proceedings and to determine whether and when to settle any such Claim, assessment, or dispute.

(iii) Buyer and Seller shall jointly control and participate in all proceedings in connection with (A) any Tax Claim relating to Taxes for any Straddle Period and (B) any Tax Claim that may result in a Liability for both parties.  The costs incurred by Buyer and Seller in connection with such proceedings shall be borne by the parties in proportion to their Liability for the Taxes asserted in the Tax Claim.  Neither Buyer nor Seller shall settle or compromise any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) Except as otherwise provided in this Section 8.2, Buyer shall control all proceedings with respect to Tax Claims attributable to the Purchased Assets for any taxable year or period beginning on or after the Closing Date.

(v) This Section 8.2 shall govern with respect to any Tax matter.

(f) If Buyer and Seller disagree as to the amount of Taxes for which each is liable under this Agreement, Buyer and Seller shall promptly consult each other in an effort to resolve such dispute.  If any such dispute cannot be resolved within 15 calendar days after the initial date of consultation, then each party shall deliver simultaneously to the Independent Accountant such work papers and other reports and information relating to the disputed matter(s) as the Independent Accountant may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Independent Accountant.  The Independent Accountant shall have 30 calendar days to carry out its review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Independent Accountant’s determination of the prevailing party in any such disputed matter that provides the Independent Accountant’s reasons for and an explanation of such determination), which determination shall be final and binding upon Buyer and Seller.  The fees, costs and expenses of the Independent Accountant’s review and report shall be borne by the party whose estimate of the amount of Taxes for which each party is liable differs most greatly from the amount of Taxes for which the Independent Account determines each party is liable.

(g) Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

8.3 Cooperation on Tax Matters.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, protest, litigation or other proceeding with respect to Taxes related to the Purchased Assets.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller and Buyer shall (a) retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller shall allow Buyer to take possession of such books and records.

Article IX.

INDEMNIFICATION

9.1 Survival.  The representations and warranties of Seller contained in this Agreement, and all Claims with respect thereto, shall survive the Closing Date until 18 months thereafter; provided, however, that: (a) the representations and warranties set forth in Section 4.1 (Organization; Foreign Qualification), Section 4.2 (Authorization), Section 4.7 (Title to Purchased Assets), and Section 4.19 (Brokers) shall survive in perpetuity, (b) the representations and warranties set forth in Section 4.10 (Taxes) shall survive the Closing until 90 calendar days following the expiration of any applicable statute of limitations (including any extensions thereof) for the underlying Claim, and (c) the representations and warranties set forth in Sections 4.11(a), 4.11(c), 4.11(e), 4.11(g), 4.11(h), and 4.11(k)(i) (Intellectual Property) shall survive until the third anniversary of the Closing Date; provided further, however, that in the case of fraud or intentional misrepresentation all representations and warranties of Seller shall survive in perpetuity.  The representations and warranties referred to in clauses (a), (b) and (c) of this Section 9.1 shall be referred to collectively as the “Fundamental Reps.” The representations and warranties of Buyer contained in this Agreement, and all Claims with respect thereto, shall survive the Closing until 60 calendar days following the expiration of any applicable statute of limitations (including any extensions thereof) for the underlying Claim.  Any Claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the Claim is fully resolved.  All agreements, covenants and obligations contained in this Agreement and the Ancillary Agreements, including the special indemnification obligations set forth in Section 9.2(b), shall survive in perpetuity unless satisfied earlier in accordance with their terms.

9.2 Covenants to Indemnify.

(a) Subject to the limitations described below in Section 9.4, each of Buyer and its Affiliates and each of their respective members, stockholders, and Representatives (the “Buyer Indemnified Parties”) shall be indemnified, defended, held harmless and reimbursed by Seller from and against any and all Damages asserted against, incurred, sustained, accrued or suffered by such Buyer Indemnified Party that arise out of or relate to (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any failure to perform any agreement, covenant or obligation made by Seller in or pursuant to this Agreement, (iii) any Excluded Asset or Excluded Liability, and (iv) Seller’s ownership of the Purchased Assets or Seller’s operation of its business related to the Purchased Assets before the Closing Date.

(b) In addition to the provisions of Section 9.2(a), and notwithstanding anything to the contrary in Section 9.4, the Buyer Indemnified Parties shall be indemnified, defended, held harmless and reimbursed by Seller from and against any and all Damages asserted against, incurred, sustained, accrued or suffered by such Buyer Indemnified Party from a Third Party Claim that arise out of or relate to the following:

(i) the ownership, registration or use of the www.denorexshampoo.com and www.denorex.net domain names until the earlier of (i) the date on which the ownership of the last or both of such domain names is transferred to Buyer or (ii) the expiration or termination of the License Agreement in accordance with its terms; provided, however, that this indemnity shall cover all Products and Former Products displaying these domain names that were produced or sold prior to the expiration or termination of the License Agreement until such Products and Former Products are consumed by consumers;

(ii) the Mentar trademark or the use of the “™” or “®” trademark symbols for the term “Mentar” by either Seller or Buyer (provided that Buyer is using the “Mentar” mark in connection with substantially similar goods and/or services as Seller used such mark as of the Closing Date) for the marketing, sale or distribution of current and planned Products and Former Products during the period ending on the date the Mentar Trademark Application becomes subject to federal trademark registration that is in full force and effect, or, if the Mentar Trademark Application is denied registration pursuant to a final, non-appealable office action by the U.S. Patent and Trademark Office, during the period prior to the one-year anniversary of such final office action.

(iii) with respect to the Collateral described on Schedule 2.1(d): (A) any copyrightable work owned by any Third Party and displayed on such Collateral; (B) the name, likeness, voice, identity, endorsement or other words and indicia associated with and/or identifying a Third Party displayed or otherwise used in such Collateral; and (C) any rights held by an independent contractor of Seller who is or was involved in the creation of such Collateral, in each case in the manner used by Seller as of the Closing Date.

(c) Subject to the limitations described below in Section 9.4, each of Seller and its Affiliates and each of their respective members, stockholders, and Representatives (the “Seller Indemnified Parties;” the Seller Indemnified Parties and the Buyer Indemnified Parties shall sometimes be referred to herein individually as a “Covered Party” and collectively as the “Covered Parties”) shall be indemnified, defended and held harmless and reimbursed by Buyer from and against any and all Damages asserted against, incurred, sustained, accrued or suffered by such Seller Indemnified Party arising out of or relating to (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any failure to perform any agreement, covenant or obligation made by Buyer in or pursuant to this Agreement, (iii) any Assumed Liability, and (iv) Buyer’s ownership of the Purchased Assets or Buyer’s operation of its business related to the Purchased Assets on or after the Closing Date.

(d) The term “Damages” as used in this Article IX is not limited to matters asserted by Third Parties against the Covered Parties, but includes Damages incurred, sustained or suffered by such Persons in the absence of Third-Party Claims, and payments by a Covered Party shall not be a condition precedent to recovery.

9.3 Notice of Claims.

(a) If a Covered Party seeking indemnification hereunder receives notice of the assertion of any Claim (a “Claim Notice”) with respect to which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be obligated under this Agreement to provide indemnification, such Covered Party shall give such Indemnifying Party prompt written notice thereof; provided, however, that the failure of any Covered Party to give such Claim Notice shall not relieve any Indemnifying Party of its obligations under this Article IX, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such Claim Notice shall describe the Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of Damages that have been or may be sustained by such Covered Party.

(b) An Indemnifying Party, at such Indemnifying Party’s own expense (including all legal and other expenses) and through counsel reasonably acceptable to the Covered Party, may elect to defend any Third Party Claim; and if it so elects, it shall, within 20 calendar days after receiving notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the Covered Party of its intent to do so, and such

Covered Party shall cooperate in the defense of such Third Party Claim; provided, that such notice shall include an acknowledgment from the Indemnifying Party that such Indemnifying Party is undertaking and will prosecute the defense of the Claim and confirming that based on the information available as between the Covered Party and such Indemnifying Party, such Indemnifying Party will, subject to the provisions of Section 9.4, be able to pay the full amount of potential Liability in connection with any such Claim (including for the Legal Proceeding and all Legal Proceedings on appeal or other review which counsel for the Covered Party may reasonably consider appropriate); provided, further, such Indemnifying Party shall not have the right to defend or direct the defense of such Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller, Buyer or their Affiliates or (ii) seeks an injunction or other equitable relief against the Covered Party.  After notice from an Indemnifying Party to a Covered Party of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Covered Party for any legal or other expenses subsequently incurred by such Covered Party in connection with the defense thereof; provided, however, that such Covered Party shall have the right to employ one counsel to represent such Covered Party and all other Persons entitled to indemnification in respect of such Claim hereunder if, in the reasonable opinion of counsel to the Covered Party, (y) there are legal defenses available to a Covered Party that are different from or additional to those available to the Indemnifying Party or (z) a conflict of interest between such Covered Party and such Indemnifying Party exists in respect of such Claim which would make representation of the Indemnifying Party and the Covered Party impermissible under applicable standards of professional conduct, and in either of those events the reasonable fees and expenses of one such separate counsel for all Covered Parties shall be paid by such Indemnifying Party.  If the Indemnifying Party does not notify the Covered Party within such 20 calendar days (or sooner, if the nature of such Third Party Claim so requires), the Covered Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Indemnifying Party shall not, except with the consent of the Covered Party, enter into any settlement that is not exclusively monetary and shall be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to all Covered Parties of an unconditional release from all Liability with respect to such Claim or consent to entry of any judgment.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any Claim relating to Taxes of Buyer or Seller for any Tax or accounting period ending on or after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any Claim for Taxes which could adversely affect the Liability of Buyer or Seller for Taxes for any Tax or accounting period (or portion thereof) ending on or after the Closing Date, without the prior written consent of Buyer; in the event of a conflict between this Section 9.3(b) and Section 8.2(e), Section 8.2(e) shall govern.

9.4 Limitation on Indemnity.

(a) Notwithstanding anything expressed or implied in this Article IX to the contrary, no Covered Party shall be entitled to make a Claim for indemnification pursuant to this Article IX unless and until the aggregate of all Damages suffered by such Covered Party hereunder exceeds $50,000 (the “Basket Amount”), whereupon all Damages (including the Basket Amount) shall become due and payable.  Notwithstanding the foregoing, no Basket Amount shall apply to (i) a Claim for a breach of a Fundamental Rep, (ii) a Covered Party’s Claim for indemnification hereunder to the extent a breach results from fraud or intentional misrepresentation, and (iii) any Claim for indemnification under Sections 9.2(a)(ii) though 9.2(a)(iv), Section 9.2(b) or Sections 9.2(c)(ii) through 9.2(c)(iv).  Notwithstanding anything herein to the contrary, in determining the amount of any Damages with respect to such breach, such representations, warranties and covenants, agreements and obligations shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein.

(b) Any indemnification payments required to be made by Seller shall promptly be paid first from the Escrow Amount to the extent available, and second, from Seller by wire transfer of immediately available funds.  Seller shall not be liable to any Buyer Indemnified Party under the terms of this Agreement for amounts in excess of $480,000 (the “Cap”), except with respect to Claims for (i) fraud or intentional misrepresentation, in which case there will be no Cap, (ii) a breach of the Fundamental Reps, in which case the “Cap” will be the amount of the Purchase Price paid by Buyer to Seller and (iii) any Damages arising out of or relating to Sections 9.2(a)(ii) though 9.2(a)(iv) or Section 9.2(b), in which case there will be no Cap.

(c) Except with respect to the matters covered in the next succeeding sentence of this Section 9.4(c), each party hereto hereby acknowledges and agrees that such party’s sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX.  Notwithstanding the foregoing, (i) Buyer shall have the right to seek injunctive relief in accordance with Section 6.5(b), (ii) for the avoidance of doubt, Pre-Closing Deductions shall not constitute Damages and (iii) in no event shall the limitations set forth in this Section 9.4(c) apply to Pre-Closing Deductions or Damages that result from fraud or intentional misrepresentation.

(d) The amount of any Damages subject to indemnification under this Article IX shall be reduced by the amount, if any, of any insurance or Third Party recovery actually received by the Covered Party, net of any expenses incurred by such Covered Party (including any increase in premiums, reasonable attorney’s fees and other expenses) in insuring against and collecting such amount that the Covered Party may receive or otherwise enjoy with respect to the event that directly or indirectly caused such Damages.  The Covered Party shall use commercially reasonable efforts to recover all insurance and Third Party recoveries and benefits that may be available.  If the Covered Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to this Article IX and the Covered Party could have recovered all or a part of such Damages from a Third Party (each, a “Potential Contributor”) based on the underlying Claim asserted against the Covered Party, the Covered Party shall assign those of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of that payment.  If the Covered Party receives any insurance or third party recoveries after the Indemnifying Party has paid the Covered Party under any indemnification provision of this Agreement in respect of such Damages, the Covered Party must notify the Indemnifying Party and pay to the Indemnifying Party the value of the benefit to the Covered Party of that recovery, net of any expenses incurred by such Covered Party (including any increase in premiums, reasonable attorney’s fees and other expenses) in insuring against and collecting such amount within 15 calendar days after the recovery or benefit has been received.

(e) Any Damages hereunder shall be determined without duplication of the amount of recovery by reason of the facts giving rise to such indemnification claim based upon a breach of more than one representation, warranty, covenant or agreement under this Agreement.

(f) To the extent permitted by Law, any payment made by a Person indemnifying a Covered Party pursuant to this Article IX shall be treated on the parties’ Tax Returns as an adjustment to the Purchased Price for all Tax purposes to the extent permitted by applicable Law.

9.5 Right of Set Off. Notwithstanding any other provision in this Agreement to the contrary, Buyer and its Affiliates, in Buyer’s sole discretion, shall have the right to set off and retain any amount to which Buyer or its Affiliates may be entitled from any other party against any amount otherwise payable by Buyer or its Affiliates to such party (including any amounts payable pursuant to Section 3.2). The exercise of or failure to exercise such right of set off shall not constitute an election of remedies or limit in any manner the enforcement of any other remedy.

Article X.

MISCELLANEOUS

10.1 Fees and Expenses.  Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

10.2 Notices.  All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, (c) on the date sent by email of a pdf document if also sent (on the day of the email delivery) by reputable overnight delivery service for next Business Day delivery or (d) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery.  If the day on which a notice or other communication is deemed given under this Section 10.2 is not a Business Day, then such notice or other communication will instead be deemed given on the next Business Day.  Such notices, requests, demands and other communications will be addressed to the Parties as follows:

If to Seller, to:

Ultimark Products, Inc.
One Belmont Avenue, Suite 602
Bala Cynwyd, PA 19004
Attention: Lance Funston, CEO
Telephone: (877) 489-6073
Email: lfunston@ultimarkproducts.com
Facsimile No.: (610) 592-0049

with a copy, which shall not constitute notice, to:

Drinker Biddle & Reath LLP
105 College Road East
Princeton, NJ 08542
Attention: Jim Biehl, Esq.
Telephone: (609) 716-6567
Email: jim.biehl@dbr.com
Facsimile No.: (609) 799-7000

and

If to Buyer, to:

Scott’s Liquid Gold, Inc.
4880 Havana Street, Suite 400
Denver, CO 80239
Attention: Barry Levine
Telephone: (303) 576-6032
Email: blevine@slginc.com
Facsimile No.: (303) 576-6030

with a copy, which shall not constitute notice, to:

Holland & Hart, LLP
6380 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention: Amy Bowler
Telephone: (303) 290-1086
Email: ABowler@hollandhart.com
Facsimile No.: (303) 713-6305

10.3 Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of such courts or that any suit, action or proceeding that is brought in any of such courts has been brought in an inconvenient forum.  Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts.  Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 10.2 shall be deemed effective service of process.

10.4 Amendments; No Waivers.  Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Seller and by Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.  The knowledge of a Default, misrepresentation or breach of warranty or covenant hereunder shall not be deemed a waiver of or non-reliance on such warranty or consent by any other party.

10.5 Governing Law.  This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to Contracts executed and fully performed within the State of Delaware, other than such Laws that would require the application of the Laws of a state other than the State of Delaware.

10.6 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided, however, that Buyer may assign, delegate or otherwise transfer any of its rights or obligations, without the consent of Seller, to (a) one or more of its Affiliates or (b) a Third Party lender as security for borrowings.  Any purported assignment in violation hereof shall be null and void.

10.8 Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9 Enforcement of Agreement.  Seller acknowledges and agrees that Buyer could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms.  Accordingly, Seller agrees that, (a) it shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and (b) in addition to any other right or remedy to which Buyer may be entitled, at Law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.10 Entire Agreement.  This Agreement, together with the Disclosure Schedule hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

10.11 Schedules.  The Disclosure Schedules referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

10.12 Authorship.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.13 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

NEOTERIC COSMETICS, INC.

By:	/s/ Mark E. Goldstein
Name:	Mark E. Goldstein
Title:	Chairman of the Board, President and Chief Executive Officer

SELLER:

ULTIMARK PRODUCTS, INC.

By:	/s/ Lance Funston
Name:	Lance Funston
Title:	Chairman and CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]